Exhibit 10.27

FOURTH AMENDMENT AGREEMENT

FOURTH AMENDMENT AGREEMENT (this “Agreement”) dated as of February 23, 2004 by and between Griffin Land & Nurseries, Inc. (the “Borrower”) and Fleet National Bank (the “Bank”) amending that certain Credit Agreement dated as of February 8, 2002 by and between the Bank and the Borrower, as amended by that certain Amendment Agreement dated as of August 31, 2002, that certain Second Amendment Agreement dated as of January 31, 2003 and that certain Third Amendment Agreement dated as of May 22, 2003 (as amended and in effect from time to time, the “Credit Agreement”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Bank waive certain Events of Default which exist under the Credit Agreement and amend certain terms and conditions of the Credit Agreement in the manner set forth herein; and

WHEREAS, the Bank is willing to waive such Events of Default and amend certain terms and conditions of the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

§1.                                      Definitions.  Capitalized terms used herein without definition that are defined in the Credit Agreement shall have the same meanings herein as therein.

§2.                                      Ratification of Existing Agreements.  The Borrower hereby acknowledges and agrees that nothing set forth herein shall alter or affect the validity or effectiveness of any of the Obligations.  All of the Borrower’s obligations and liabilities to the Bank as evidenced by or otherwise arising under the Credit Agreement, the Note and the other Loan Documents, except as otherwise expressly modified in this Agreement upon the terms set forth herein, are, by the Borrower’s execution of this Agreement, ratified and confirmed in all respects.  In addition, by the Borrower’s execution of this Agreement, the Borrower represents and warrants that no counterclaim, right of set-off or defense of any kind exists or is outstanding as of the date hereof with respect to such obligations and liabilities.

§3.                                      Representations and Warranties.  The Borrower hereby represents and warrants to the Bank that (a) all of the representations and warranties made by the Borrower and the Guarantors in the Credit Agreement, the Note and the other Loan Documents are true and correct on the date hereof as if made on and as of the date hereof, except to the extent that any of such representations and warranties expressly relate by their terms to a prior date and for matters previously disclosed to the Bank in writing, and (b) after giving effect to the transactions contemplated hereby, no Default or Event of Default under and as defined in any of the Loan Documents has occurred and is continuing on the date hereof.

§4.                                      Conditions Precedent.  The effectiveness of the amendments and waivers contemplated hereby shall be subject to the satisfaction on or before the date hereof of each of the following conditions precedent:

(a)                                         Representations and Warranties.  All of the representations and warranties made by the Borrower herein, whether directly or incorporated by reference, shall be true and correct on the date hereof, except as provided in §3 hereof.

(b)                                        Performance; No Event of Default.  The Borrower shall have performed and complied in all material respects with all terms and conditions herein required to be performed or complied with by it prior to or at the time hereof, and, after giving effect to the terms of this Agreement, there shall exist no Default or Event of Default or condition which, with either or both the giving of notice of the lapse of time, would result in an Event of Default upon the execution and delivery of this Agreement.

(c)                                        Corporate Action.  All requisite corporate action necessary for the valid execution, delivery and performance by the Borrower and the Guarantors of this Agreement and all other instruments and documents delivered by the Borrower and the Guarantors in connection therewith shall have been duly and effectively taken.

(d)                                        Delivery.  The relevant parties hereto shall have executed and delivered this Agreement, the Griffin Security Agreement and the Imperial Security Agreement, together with all filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Bank to protect and preserve such security interests, all in form and substance satisfactory to the Bank.

(e)                                        Shareholder Comfort Letter.  The Borrower shall have delivered to the Bank a comfort letter executed by Frederick M. Danziger (“Danziger”), in form and substance satisfactory to the Bank pursuant to which Danziger shall have (i) acknowledged his commitment to exercise the Stock Option on or before June 1, 2004; and (ii) agreed to execute and deliver such further instruments and agreements and take all such actions as may be reasonably necessary to exercise the Stock Option by such date.

(f)                                          Fees and Expenses.  The Borrower shall have paid to the Bank a waiver and restructuring fee in the amount of $100,000, which the Bank acknowledges receipt thereof.  The Borrower shall also have paid to the Bank (i) an amendment fee in the amount of $20,000, and (ii) all fees and expenses incurred by the Bank in connection with this Agreement, the Credit Agreement or the other Loan Documents on or prior to the date hereof.

§5.                                      Amendments to the Credit Agreement.

§5.1.                         Amendments to §1.  The following definitions appearing in Section 1 of the Credit Agreement are each hereby amended and restated in their entirety to read as follows:

Applicable Margin.  For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Debt Service Coverage Ratio, as determined for the Debt Service Reference Period of the Borrower and its Subsidiaries ending on the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

Level	Debt Service Coverage Ratio	Base Rate Loans	LIBOR Rate Loans
I	Less than 1.00:1.00	1.00%	3.00%
II	Greater than or equal to 1.00:1.00 but less than 2.00:1.00	0.50%	2.50%
III	Greater than or equal to 2.00:1.00 but less than or equal to 3.00:1.00	0.00%	1.75%
IV	Greater than 3.00:1.00	-0.50%	1.50%

Notwithstanding the foregoing, (a) for the Loans outstanding during the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after the fiscal quarter ending June 1, 2002, the Applicable Margin shall be the Applicable Margin set forth in Level II above, and (b) if the Borrower fails to deliver any Compliance Certificate pursuant to §8.4(d) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

Commitment.  The obligation of the Bank to make Loans to, and to issue, extend and renew Letters of Credit for the account of, the Borrower up to an aggregate outstanding principal amount not to exceed the result of (a) $20,508,000, minus (b) the sum of the Commitment Reduction Amounts, minus (c) the amount by which the amounts available for borrowing under the New

Credit Facility exceed $2,500,000, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Loan Documents.  This Credit Agreement, the Note, the Guaranties, the Letter of Credit Applications, the Letters of Credit, the Environmental Indemnity Agreements, the Security Documents and any document, agreement and/or instrument executed and/or delivered in connection therewith.

Security Documents. The Mortgages, the Assignments of Leases and Rents, the Griffin Security Agreement, the Imperial Security Agreement, and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

§5.2.                         Amendments to §1.  The following new definitions are hereby added to Section 1 of the Credit Agreement in their proper alphabetical order to read as follows:

Acceptable Capital Financing.  The sale or other issuance by the Borrower of any equity securities or Subordinated Debt on or after the Fourth Amendment Date to a Person that is not the Borrower or any of its Subsidiaries, the Net Cash Proceeds of which are not less than $14,000,000 and which is otherwise on terms and conditions reasonably satisfactory to the Bank and the Borrower.

Centaur Shares.  The 5,428,194 B Ordinary Shares of Centaur held by the Borrower.

Comfort Letter. The comfort letter, dated on or before the Fourth Amendment Date, from Frederick M. Danziger in favor of the Bank and in form and substance satisfactory to the Bank.

EBIT.  With respect to any fiscal period, an amount equal to the sum of (a) Consolidated Net Income (or Loss) for such fiscal period, plus (b) in each case to the extent deducted in the calculation of Consolidated Net Income (or Loss) and without duplication, (i) income tax expense for such fiscal period, plus (ii) Consolidated Total Interest Expense for such fiscal period, plus (iii) any other non-cash charges for such fiscal period, all as determined in accordance with generally accepted accounting principles.

Fourth Amendment Date.  February 23, 2004.

Griffin Security Agreement.  The Pledge Agreement, dated as of the Fourth Amendment Date, by and between the Borrower and the Bank pursuant to which the Borrower has granted a first priority perfected security interest in favor of the Bank in all distributions from, and all proceeds of, the Centaur Shares and in form and substance satisfactory to the Bank.

Imperial Security Agreement.  The Security Agreement, dated as of the Fourth Amendment Date, by and between Imperial and the Bank pursuant to which Imperial has granted a first priority perfected security interest in favor of the Bank on certain assets of Imperial and in form and substance satisfactory to the Bank.

Net Cash Proceeds.  The cash proceeds (including any cash payment received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from (x) the exercise of the Stock Option, (y) the sale or issuance by the Borrower of any equity securities or Subordinated Debt pursuant to the Acceptable Capital Financing, or (z) the sale, transfer or other disposition of the Centaur Shares by the Borrower, in each case net of all costs of such sale, including legal costs, underwriting or brokerage costs, and taxes paid or payable as a result thereof by the Borrower.

New Credit Facility.  A financing arrangement entered into by the Borrower on or after the Fourth Amendment Date with one or more Persons (other than the Borrower or an Affiliate of the Borrower) pursuant to which such Persons have agreed to extend credit to the Borrower in an amount not to exceed $5,000,000 in the aggregate.

Stock Option.  Stock options held by Frederick M. Danziger resulting in Net Cash Proceeds of at least $4,000,000 to the Borrower upon the exercise thereof.

§5.3.                         Amendment to §2.1.  Section 2.1 of the Credit Agreement is hereby amended by inserting the following clause at the end of the first sentence thereof:

; provided further, that the Borrower shall not permit the total outstanding amount of the Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations to exceed $12,000,000 at any time for a minimum of thirty (30) consecutive days during the period commencing on August 1st and ending on October 31st of each calendar year.

§5.4.                         Amendment to §3.2.  Section 3.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.2.  Mandatory Repayments of Loans.

(a)                                         If at any time the sum of the outstanding amount of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Commitment, then the Borrower shall immediately pay the amount of such excess to the Bank for application:  first, to any Unpaid Reimbursement Obligations; second, to the Loans; and third, to provide to the bank cash collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c).

(b)                                        If the Borrower receives any Net Cash Proceeds then the Borrower shall apply such portion of such Net Cash Proceeds on such date of receipt toward the prepayment of the Obligations as shall eliminate the then outstanding indebtedness thereunder in the manner set forth in clause (a) of this §3.2.  The Borrower’s obligations pursuant to this Section 3.2(b) shall terminate upon the earlier of (i) the sale, transfer or other disposition of the Centaur Shares by the Borrower and the application of the Net Cash Proceeds received therefrom in accordance with this §3.2(b) and (ii) the consummation of the Acceptable Capital Financing and the Borrower’s receipt of the proceeds from the exercise of the Stock Option.

§5.5.                         Amendment to §8.  Section 8 of the Credit Agreement is hereby amended by inserting the following new §8.14 to read as follows:

8.14.  Acceptable Capital Financings.  If the sale by the Borrower of the Centaur Shares has not occurred by May 1, 2004, then on or before June 1, 2004, the Borrower shall receive the proceeds from the exercise of the Stock Option and shall consummate the Acceptable Capital Financing.  In addition, the Borrower shall pay a fee in the amount of $5,000 each on the 17th day of each calendar month, commencing with the first such date falling after the Fourth Amendment Date, during which the Commitment is outstanding and continuing until the earlier of (a) the Centaur Shares have been sold and the Net Cash Proceeds have been applied to the Obligations in accordance with §3.2(b) or (b) the Stock Option has been exercised and the Acceptable Capital Financing has been consummated by the Borrower.

§5.6.                         Amendment to §9.1.  Section 9.1 of the Credit Agreement is hereby amended by deleting the period at the end of subsection (l) and inserting “; and” in lieu thereof and inserting a new subsection (m) to read as follows:

“(m)                             Indebtedness in respect of the New Credit Facility.”

§5.7.                         Amendment to §9.2.  Section 9.2 of the Credit Agreement is hereby amended by deleting the word “and” at the end of paragraph (ix) thereof, deleting the period at the end of clause (x) and inserting the following new clauses (xi) and (xii):

(xi)                                   liens senior to the Bank on the assets of Imperial granted in favor of the lenders under the New Credit Facility in order to secure Imperial’s obligations with respect thereto subject to the terms of an intercreditor agreement in form and substance reasonably satisfactory to the Bank; and

(xii)                              restrictions on the Centaur Shares contained in the Shareholders’ Agreement, dated August 4, 1998, among Graham Veere Sherren, the Borrower, VS&A Communications Partners II, L.P. and Centaur, as such agreement may be amended from time to time, and restrictions on any capital stock or equity interest issued in exchange for the Centaur Shares pursuant to any similar shareholders agreement.

§5.8.                         Amendment to §9.3.  Section 9.3 of the Credit Agreement is hereby amended by deleting the word “and” at the end of paragraph (i) thereof, deleting the period at the end of clause (j), inserting “;” in lieu thereof and inserting the following new clauses (k) and (l):

(k)                                        any capital stock or equity interests issued to the Borrower in exchange for Centaur Shares; and

(l)                                           319 additional shares of Shemin Acquisition Corporation.

§5.9.                         Amendment to §9.5.2.  The first sentence of §9.5.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

The Borrower will not, nor will it permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of any assets; provided, that the Borrower and its Subsidiaries may (a) dispose of assets (other than Collateral and the Centaur Shares) for an amount equal to the fair value of such asset, determined by the board of directors of the Borrower or such Subsidiary, in each case in the ordinary course of business consistent with past practices, (b) the Borrower and any of its Subsidiaries may dispose of real property that constitutes Collateral for an amount equal to the fair value of such Collateral, determined by the board of directors of the Borrower, upon ten (10) Business Days prior written notice by Borrower to Bank so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), (c) the Borrower and its Subsidiaries may dispose of inventory in the ordinary course of business, (d) the Borrower may dispose of damaged, worn-out or obsolete assets in the ordinary course of business and (e) the Borrower may dispose of the Centaur Shares for an amount equal to the fair value of such Centaur Shares, determined by the board of directors of the Borrower, so long as it complies with the provisions of §3.2(b) of this Credit Agreement in connection with such disposition.

§5.10.                Amendments to Sections 10.1, 10.2 and 10.4.  Sections 10.1, 10.2 and 10.4 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

10.1.                         Net Worth.  As of the end of each fiscal quarter of the Borrower, the Borrower will not permit Consolidated Net Worth to be less than an amount equal to (a) the sum of (i) $93,000,000, plus (ii) on a cumulative basis, seventy-five percent (75%) of positive Consolidated Net Income for each fiscal year of the Borrower commencing with the fiscal year ending November 30, 2002, less (b) the aggregate of any reductions after the Balance Sheet Date in the value, as included in the Consolidated Total Assets of the Borrower’s Investment in Centaur and/or Linguaphone, including any reduction in the value of Centaur and/or Linguaphone as the result of any currency fluctuation after the Balance Sheet Date.

10.2.                         Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio to be less than (a) 0.75:1.00 for the period consisting of the three consecutive fiscal quarters of the Borrower ending August 28, 2004 and (b) 1.00:1.00 for the period consisting of four consecutive fiscal quarters of the Borrower ending on or after November 27, 2004.

10.4.                         Consolidated Profitability.  The Borrower will not permit EBIT of the Borrower for any fiscal quarter ending during any period described in the table set forth below to be (a) in the case of negative EBIT, greater than the amount set forth opposite such period, and (b) in the case of positive EBIT, less than the amount set forth opposite such period:

Period	Amount

November 30, 2003 to and including February 28, 2004	$(1,700,000)

February 29, 2004 to and including May 29, 2004	$400,000

May 30, 2004 to and including August 28, 2004	$0.00

August 29, 2004 to and including November 27, 2004	$0.00

§5.11.                Amendment to §13.1(c).  Section 13.1(c) of the Credit Agreement is hereby amended by inserting “8.14,” after “8.12,” in the second line thereof.

§6.                                      Waivers.  Subject to the satisfaction of the conditions set forth above, the Bank hereby waives those Events of Default that have occurred under the Credit Agreement as a result of the Borrower’s failure, on or before the date hereof, to comply with those sections of the Credit Agreement set forth on Schedule 1 attached hereto.  The waiver set forth in this §6 shall be effective only for those Events of Defaults contained in the existing Credit Agreement as specified in the preceding sentence occurring on or before the date hereof and such waiver shall not entitle the Borrower to any future waiver in similar or other circumstances.  Without limiting the foregoing, upon the occurrence of an Event of Default after the date hereof, or if an Event of Default has occurred and is continuing on the date hereof that is not set forth on Schedule 1, the Bank shall be free in its sole and absolute discretion to accelerate the payment in full of the Borrower’s indebtedness to the Bank under the Credit Agreement and the other Loan Documents, and may, if the Bank so elects, proceed to enforce any or all of the Bank’s rights under or in respect of the Credit Agreement and the other Loan Documents and applicable law.

§7.                                      No Waiver by Bank.  Except as otherwise expressly provided for herein, nothing in this Agreement shall extend to or affect in any way the Borrower’s obligations or the Bank’s rights and remedies arising under the Credit Agreement or the other Loan Documents, and the Bank shall not be deemed to have waived any or all of its remedies with respect to any Event of Default (other than an Event of Default arising under the Credit Agreement as a result of the Borrower’s failure to comply with those sections of the Credit Agreement set forth on Schedule 1 attached hereto and then only to the extent set forth in §6 hereof) or event or condition which, with notice or the lapse of time, or both would become an Event of Default and which upon the Borrower’s execution and delivery of this Agreement might otherwise exist or which might hereafter occur.

§8.                                      Release.  The Borrower, on its own behalf and on behalf of its shareholders, employees and agents and its successors and assigns, hereby waives, releases and discharges the Bank and all affiliates of the Bank, and all of their directors, officers, employees, attorneys and agents, from any and all claims, demands, actions or causes of action whether known or unknown, arising out of or in any way relating to this Agreement, the Credit Agreement, the Loan Documents and/or any documents, agreements, dealings or other matters connected with the Credit Agreement, the Loan Documents or the administration thereof.

§9.                                      Additional Covenants.  Without any prejudice or impairment whatsoever to any of the Bank’s rights and remedies contained in the Credit Agreement and the covenants contained therein, the Note or in any of the other Loan Documents, the Borrower additionally covenants and agrees with the Bank that the Borrower shall comply and continue to comply with all of the terms, covenants and provisions contained in the Credit Agreement, the Note and the other Loan Documents, except as such terms, covenants and provisions are expressly modified by this Agreement upon the terms set forth herein.  The Borrower expressly acknowledges and agrees that any failure by the Borrower to comply with the terms and conditions of this §9 or any other provisions contained in this Agreement shall constitute an Event of Default under the Credit Agreement.

§10.                             Expenses.  The Borrower agrees to pay to the Bank (a) on the date hereof an amount equal to any and all reasonable out-of-pocket costs or expenses (including reasonable legal fees and disbursements and appraisal expenses) incurred or sustained by the Bank in connection with the negotiation and preparation of this Agreement and related matters, (b) on the date hereof Bank’s examiner fees and disbursements incurred through the date hereof, and (c) upon demand from time to time any and all reasonable out-of-pocket costs or expenses (including commercial examiner fees and reasonable legal fees and disbursements) hereafter incurred by the Bank in connection with the administration of credit extended by the Bank to the Borrower or the preservation of or enforcement of its rights under the Credit Agreement, the Note and the other Loan Documents or in respect of any of the Borrower’s other obligations to the Bank.

§11.                             Miscellaneous.

(a)                                         This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

(b)                                        Except as otherwise expressly provided by this Agreement, all of the respective terms, conditions and provisions of the Credit Agreement shall remain the same.  It is declared and agreed by each of the parties hereto that the Credit Agreement, as amended hereby, shall continue in full force and effect, and that this Agreement and the Credit Agreement be read and construed as one instrument, and all references in the Loan Documents to the Credit Agreement shall hereafter refer to the Credit Agreement, as amended by this Agreement.

(c)                                        This Agreement may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument.  In making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.  TIME IS OF THE ESSENCE AS TO ALL OF THE PROVISIONS HEREIN.

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IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed in its name and behalf by its duly authorized officer as of the date first written above.

FLEET NATIONAL BANK

		By:	/s/ Matthew E. Hummel

Title: Senior Vice President

GRIFFIN LAND & NURSERIES, INC.

		By:	/s/ Anthony Galici

Title: Vice President,Chief Financial Officer and Secretary

Each of the undersigned Guarantors acknowledges and accepts the foregoing and ratifies and confirms its obligations under its respective Guaranty:

IMPERIAL NURSERIES, INC.

By:	/s/ Anthony Galici

Its Senior Vice President

RIVER BEND ASSOCIATES, INC.

By:	/s/ Anthony Galici

Its Vice President

SCHEDULE 1

The failure of the Borrower to comply with Section 10.2 (Fixed Charge Coverage Ratio) of the Credit Agreement for the fiscal quarters ending August 30, 2003 and November 29, 2003.